SCHEDULE 13D/A
                                (AMENDMENT NO. 3)

                    Under the Securities Exchange Act of 1934

                               Hexcel Corporation
          ------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    428291108
          ------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700

                                 With a copy to:
                            Marc Weingarten, Esq. and
                              David Rosewater, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000
          ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                                November 26, 2007
          ------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13D -1(e), 240.13D/A-1(f) or 240.13D-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13D-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 2 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Capital Management LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)
         5.53% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 3 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oscar S. Schafer & Partners I LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            205,970
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        205,970
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         205,970
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.22% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 4 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners II LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,325,586
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,325,586
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,325,586
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.43% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 5 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Overseas Fund Ltd.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8   SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,680,981
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,680,981
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,680,981
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.80% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 6 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Advisors LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,531,556
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,531,556
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,531,556
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.65% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 7 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Schafer Brothers LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.53% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 8 OF 12 PAGES 1
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW                            [ ]
         (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.53% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 9 OF 12 PAGES 1
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Peter J. Grondin
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            0
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            800
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         800
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW                            [ ]
         (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 10 OF 12 PAGES
-----------------------------------              -------------------------------


      Pursuant to Rule 13D-2 promulgated under the Act, this Schedule 13D/A (the "Amendment No. 3") amends the Schedule 13D filed on April 27, 2007 (the "Original 13D"), as amended by Amendment No. 1 dated July 25, 2007 ("Amendment No. 1") and Amendment No. 2 dated October 22, 2007 ("Amendment No. 2").

      This Amendment No. 3 is being filed by O.S.S. Capital Management LP, Oscar
S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Oscar S. Schafer and Peter
J. Grondin. Amendment No. 3 relates to the shares of common stock ("Shares") of Hexcel Corporation, a Delaware corporation (the "Issuer").

ITEM 4.         PURPOSE OF TRANSACTION.

Item 4 of the Original 13D, as heretofore amended, is being amended to include the following:

      On November 26, 2007, Oscar S. Schafer & Partners II LP ("OSS II") sent a notice to the Issuer declaring its intention to nominate the following three persons for election to the Board of Directors of the Issuer at the Issuer's 2008 annual meeting: Mr. Edward A. Blechschmidt; Mr. Timothy D. Leuliette; and Mr. J.V. Hirsch (the "Nominees"). OSS II also delivered to the Issuer a demand to inspect the Issuer's shareholder list and related materials, pursuant to
Section 220 of the Delaware General Corporations Law.

      The Reporting Persons and certain related parties intend to file preliminary proxy materials with the Securities and Exchange Commission and to solicit proxies in support of the election of the Nominees at the Issuer's 2008 annual meeting.

      The Reporting Persons intend to review the investment in the Issuer on a continuing basis. Representatives of the Reporting Persons may engage in discussions with representatives of the Issuer, management, the Board, other shareholders of the Issuer and other relevant parties concerning, among other things, the business, operations, board composition, management, strategy and future plans of the Issuer. Depending on various factors including, without limitation, the Issuer's financial position and strategic direction, the outcome of the discussions and actions referenced above, price levels of the Shares, conditions in the securities market and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to the investment in the Issuer as they deem appropriate including, without limitation, purchasing additional Shares or selling some or all of the Shares, engaging in short selling or any hedging or similar transactions and/or otherwise changing their intention with respect to any and all matters referred to in Item 4 of Schedule 13D.

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 11 OF 12 PAGES
-----------------------------------              -------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 26, 2007

OSCAR S. SCHAFER




By:/S/ OSCAR S. SCHAFER
   ----------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
  By: Schafer Brothers LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO. 428291108                              PAGE 12 OF 12 PAGES
-----------------------------------              -------------------------------


OSCAR S. SCHAFER & PARTNERS II LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

O.S.S. OVERSEAS FUND LTD.




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Director

O.S.S. ADVISORS LLC




By:/S/ OSCAR S. SCHAFER
   ----------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member

SCHAFER BROTHERS LLC




By:/S/ OSCAR S. SCHAFER
   ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

PETER J. GRONDIN




By:/S/ PETER J. GRONDIN
   ----------------------------
   Peter J. Grondin, individually